Exhibit 10.3

ROCKWELL AUTOMATION, INC.

MEMORANDUM OF AMENDMENTS

TO THE ROCKWELL AUTOMATION, INC.

2003 DIRECTORS STOCK PLAN

ADOPTED BY THE BOARD OF DIRECTORS ON NOVEMBER 7, 2007

Amend the second paragraph of Section 6 of the Plan to read in its entirety as follows:

Each Non-Employee Director may elect each year, not later than December 31 of the year preceding the year in which the annual award of Shares is to be made, to receive the annual award in the form of restricted stock units (Restricted Stock Units) in a number equal to the Annual Share Amount. Each Restricted Stock Unit shall entitle the recipient to receive one Share on the day on which the recipient retires from the Board under the Board’s retirement policy or the recipient resigns from the Board or ceases to be a director by reason of the antitrust laws, compliance with Rockwell Automation’s conflict of interest policies, death, disability or other circumstances the Board determines not to be adverse to the best interests of Rockwell Automation, provided that such retirement or resignation constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code and the regulations and other guidance promulgated thereunder (“Section 409A”). If such retirement or resignation does not so constitute such a “separation from service”, each Restricted Stock Unit shall entitle the recipient to receive one Share upon such “separation from service”. From the date of grant of Restricted Stock Units under the Plan until delivery of the Shares underlying such Restricted Stock Units in accordance with the terms of the Plan, the recipient will be entitled to receive dividend equivalents in respect of each Restricted Stock Unit in an amount equal to the amount or value of any cash or other dividends or distributions payable on an equivalent number of Shares at the times such dividends or distributions are payable in respect of the Shares. Any recipient who holds Restricted Stock Units shall have no ownership interest in any Shares underlying Restricted Stock Units until and unless payment with respect to such Restricted Stock Units is actually made in Shares. If a Change of Control as defined in Article III, Section 13(I)(1) of Rockwell Automation’s By-Laws shall occur that meets the requirements of a “Change of Control Event” (as defined under Treasury Regulation Section 1.409A-3(i)(5)(v)-(vii), applying the default rules and percentages set forth in such regulation under Section 409A), then Shares underlying Restricted Stock Units granted under the Plan shall be delivered as promptly as practicable to the Non-Employee Directors in whose names they are registered and in any event within the year in which such “Change of Control Event” occurs.

Amend Sections 8(a), 8(c) and 8(d) of the Plan by deleting the phrase “Restricted Shares” in all places it appears therein and inserting in lieu thereof in all such places the phrase “Restricted Stock Units”.

Amend Section 8(b) of the Plan to read in its entirety as follows:

Each Non-Employee Director may elect each year, not later than December 31 of the year preceding the year as to which an election is to be applicable, to receive all or any part of the cash portion of his or her retainer or other fees to be paid for board, committee or other service in the following calendar year through the delivery of a whole number of Restricted Stock Units determined by dividing such retainer amount by the Fair Market Value of the Shares on the date when each payment of such retainer amount would otherwise be made in cash (or on the next preceding day that Shares were traded if they were not traded on such date) and rounding up to the next higher whole number.